Exhibit 99.1
Redfin to Acquire Bay Equity Home Loans

Acquisition will give Redfin customers a broader suite of loan products in more markets and propel the company’s efforts to create a complete real estate solution

SEATTLE — Jan. 11, 2021 — (NASDAQ: RDFN) — Redfin (www.redfin.com) has entered into an agreement to acquire Bay Equity Home Loans (www.bayequityhomeloans.com), a national, full-service mortgage lender. Under the terms of the merger agreement, the purchase price is estimated to be $135 million in cash and stock. Founded in 2007 in the San Francisco Bay Area, Bay Equity is a licensed mortgage lender in 42 states and employs approximately 1,200 people. The acquisition accelerates Redfin’s strategy to become a one-stop shop for brokerage, lending and other services. Redfin expects the acquisition to close in the second quarter of 2022, pending customary approvals, and to be accretive to 2022 earnings per share.

At nearly ten times the size of Redfin’s existing lending business, Bay Equity helps match the scale of Redfin’s nationwide brokerage of approximately 2,400 agents, increasing the number of brokerage customers whose homes Redfin can finance. Given its scale, Bay Equity can be more efficient at producing loans and can get better terms when selling those loans to investors. These advantages will let Redfin generate more profit from each loan while keeping rates low. By using Bay Equity's loan-origination system, Redfin will be able to reduce its 2022 investment in lending software. Bay Equity has generated positive net income for each of the last three years.

“With Bay Equity’s geographic presence and full product suite, we’ll be able to offer mortgages to a larger share of Redfin’s home-buying customers right away, including jumbo loans and loans for veterans and folks with lower credit scores,” said Adam Wiener, Redfin's president of real estate operations. “Perhaps most important of all, Bay Equity shares Redfin’s commitment to customer service. Our customers and agents have worked with Bay Equity to finance hundreds of purchases and the customer ratings are top-notch.”

After the deal closes, the Bay Equity management team will continue to operate under the Bay Equity name, originating mortgages for customers working with Redfin agents, customers working with other brokerages, and customers seeking to refinance.

“This is a formidable combination,” said Bay Equity CEO Brett McGovern. “Redfin is a technology leader and the alignment positions us both to thrive in a changing mortgage market. In addition to our established book of business, we will benefit from the customers generated by Redfin’s more than $25 billion in real estate transactions each year. Plus, we will have the opportunity to present Bay Equity to Redfin’s more than 40-million monthly online visitors. It’s all about making it easier for our customers to go from mortgage loan application to closing.”

“For years, Redfin has talked about becoming a one-stop shop for brokerage, mortgage, iBuying and title services,” said Redfin CEO Glenn Kelman. “Just having one company offer all these services is more efficient, letting us keep customers’ lending fees low. But our long-term vision is to combine lending and brokerage services into new ways for people to move from one home to another. Buying Bay Equity not only gives us the scale to execute better on the first stage of this vision; it also gives us the latitude to start earlier on the second stage, which will let Redfin customers buy homes they couldn't have gotten through a stand-alone broker or lender.”

Integration and Reorganization Plans
After the acquisition closes, all Redfin Mortgage lending operations will be consolidated under Bay Equity. Some Redfin Mortgage employees, including Redfin’s loan officers, will move to Bay Equity.

Redfin has also made the difficult decision to eliminate 121 Redfin Mortgage roles, which represent less than two percent of Redfin’s total staff, primarily in sales support, capital markets and operations. Redfin has already notified the affected employees, who now have the opportunity to find another role at Redfin, especially in our growing real estate support, title and iBuying organizations. Employees who can't find or don't want new roles at Redfin will get between 12 weeks and 26 weeks of severance depending on tenure, as well as support finding new opportunities outside the company. There are no plans to reduce Bay Equity staff.

“Reorganizing our mortgage operations unfortunately means some colleagues and friends will be leaving Redfin,” said Adam Wiener, Redfin's president of real estate operations. “Many of these people are the pioneers who helped build Redfin Mortgage from scratch and we owe them a debt of gratitude. Our transition team will deliver the white-glove service our employees deserve to make their transition to a new role at Redfin or a new company as seamless as possible.”
Transaction Details
As a result of the workforce reduction associated with the acquisition, Redfin expects to incur a pre-tax charge for one-time termination benefits, which consist of severance and related costs, of approximately $6 million to $7 million as well as transaction advisory fees of approximately $3.5 million. Furthermore, Redfin expects to incur a non-cash impairment charge of approximately $2 million to $3 million on mortgage-specific, internally developed software. Even after adjusting for these impacts, Redfin expects the transaction to be accretive to 2022 earnings per share.

Under the terms of the merger agreement, the purchase price is estimated to be $135 million, which represents a $72.5 million premium over the Bay Equity’s estimated tangible book value as of December 31, 2021. The final purchase price will be determined by the same premium over the tangible book value as of the closing date, subject to certain transaction related adjustments. Two-thirds of the purchase price will be paid in cash and one-third will be paid in Redfin stock.
Key Business Metrics

	Redfin Mortgage	Bay Equity
Headquarters	Seattle, WA	Corte Madera, CA
Employees (as of 12/31/21)	~250	~1,200
Total closed loans (2021)	2,644	25,338
Total origination volume (2021)	$985 million	$8.5 billion
Purchase origination volume (2021)	$982 million	$4.5 billion
# of states licensed	24	42
Products	Conforming loans only	Full product suite including VA, FHA and jumbo loans

Advisors
Keefe, Bruyette & Woods, A Stifel Company, and Stifel are serving as financial advisor to Redfin.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws, including those relating to the anticipated closing of our acquisition of Bay Equity and anticipated benefits of the acquisition to us, including that we expect the acquisition to be accretive to our 2022 earnings per share. We believe our expectations related to these forward-looking statements are reasonable, but actual results may turn out to be materially different. Factors that could cause actual results to differ materially from the forward-looking statements in his press release include: (i) Bay Equity is unable to obtain the approvals required for the transaction from state licensing regulators in a timely manner; (ii) an event, change, or other circumstance occurs and gives rise to the termination of the merger agreement we entered into for the acquisition of Bay Equity; (iii) we fail to retain key management, loan officers, or other employees of Bay Equity; (iv) the synergies from our acquisition of Bay Equity may not be as expected, may not be fully realized, or may take longer to realize than expected; and (v) the disruption to our business resulting from our acquisition of Bay Equity is greater than expected. For additional factors, please see the risks and uncertainties identified under the heading "Risk Factors" in our annual report for the year ended December 31, 2020, as supplemented by our quarterly report for the quarter ended September 30, 2021, both of which are available on our Investor Relations website at http://investors.redfin.com and on the SEC website at www.sec.gov. All forward-looking statements reflect our beliefs and assumptions only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect future events or circumstances.

About Redfin
Redfin (www.redfin.com) is a technology-powered real estate company. We help people find a place to live with brokerage, instant home-buying (iBuying), rentals, lending, title insurance, and renovations services. We sell homes for more money and charge half the fee. We also run the country's #1 real-estate brokerage site. Our home-buying customers see homes first with on-demand tours, and our lending and title services help them close quickly. Customers selling a home can take an instant cash offer from Redfin or have our renovations crew fix up their home to sell for top dollar. Our rentals business empowers millions nationwide to find apartments and houses for rent. Since launching in 2006, we've saved customers more than $1 billion in commissions. We serve more than 100 markets across the U.S. and Canada and employ over 6,000 people.

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Media Relations Contact
Mariam Sughayer, 206-876-1322
press@redfin.com

Investor Relations Contact
Meg Nunnally, 206-576-8610
ir@redfin.com